AGREEMENT OF PURCHASE AND SALE
                         ------------------------------

         THIS AGREEMENT (the "Agreement") made and entered into as of the 22nd day of May, 1997, by and between SSB REALTY, INC., a Massachusetts corporation ("Purchaser"); HEXALON REAL ESTATE, INC., a Delaware corporation ("Seller"); and OLD REPUBLIC NATIONAL TITLE INSURANCE COMPANY ("Escrow Agent").

                               W I T N E S S E T H
                               - - - - - - - - - -

         WHEREAS, Seller, as "Landlord", and purchaser, as "Tenant", are parties to that certain Amended and Restated Lease Agreement dated as of December 20, 1989, as amended (the "SSB Lease");

         WHEREAS, pursuant to Subsection 24.1(b) of the SSB Lease, Purchaser has exercised the right of first offer contained therein by signifying its willingness and desire to purchase the "Subject Property" (as hereinafter defined);

         WHEREAS, Seller desires to sell said Subject Property to Purchaser in accordance with the terms hereof; and

         WHEREAS, the parties hereto are desirous of entering into this Agreement.

          NOW, THEREFORE, in consideration of Ten and No/100 Dollars ($10.00), the premises hereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE 1.
                               PROPERTY TO BE SOLD
                               -------------------

         Seller agrees to sell and convey to Purchaser, and Purchaser agrees to buy from Seller, upon and subject to the terms, covenants and conditions set forth herein, the following (collectively, the "Subject Property"):

         1.1. Real Property. All that tract or parcel of land located in the County of Suffolk, in the Commonwealth of Massachusetts, being more particularly described on Exhibit 1.1 attached hereto and incorporated herein by reference, together with the buildings situated thereon and all the tenements, hereditaments, improvements, fixtures, appurtenances, rights, easements and rights-of-way incident thereto (collectively, the "Real Property").

429961.8

         1.2. Personal Property of Seller. All right, title and interest of Seller in the furniture, furnishings, machinery and equipment listed on Exhibit
1.2 attached hereto and incorporated herein by this reference and any other tangible personalty, if any, owned or leased by Seller and situated on or about the Real Property and used exclusively in connection with the operation and/or maintenance of the Real Property (collectively, the "Personal Property").

         1.3. Contracts. All right, title and interest of Seller in and to (a) all construction, architect, engineering, consulting, service, utility, union, management, maintenance and other contracts and agreements affecting any portion of the Real Property and/or the Personal Property (including, without limitation, those contracts listed on Exhibit 1.3 attached hereto and incorporated herein by this reference) (collectively, the "Contracts"), and (b) all deposits and other payments made or to be made under the Contracts, together with the right to receive the same.

         1.4. Leases. All right, title and interest of Seller in and to all leases, occupancy agreements and licenses of space with respect to the Real Property or any portion thereof (including, without limitation, those leases listed on Exhibit 1.4 attached hereto and incorporated herein by this reference) (collectively, the "Leases") and all security and other deposits held or required to be held by Seller under the terms of said Leases.

         1.5. Approvals. All consents, authorizations, variances, waivers, licenses, permits and approvals from any Federal, state, county, municipal or other governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality in respect of the Real Property, including, without limitation, those with respect to foundation, use, utilities, building, fire, traffic and zoning heretofore or hereafter held by or granted to or for the benefit of Seller with respect to the Real Property, to the extent assignable (collectively, the "Approvals").

         1.6. Tests. All environmental, soil, topographical and traffic studies and tests relating to the Real Property performed by or at the request of Seller (collectively, the "Tests").

         1.7. Intangible Personal Property. Other than the "Post Office Square Rights" (as defined in Section 1.9 hereof), all right, title and interest of Seller in and to all intangible personal property used or useful, or both, exclusively in connection with the ownership, operation and management of the Subject Property including, without limitation, all trademarks, trade names, contract rights, guarantees, licenses, permits and warranties, to the extent assignable (collectively the "Intangible Personal Property").

         1.8. Plans. All right, title and interest of Seller in and to all engineering and architectural plans, specifications, drawings and surveys relating to the Subject Property, to the extent assignable (collectively, the "Plans").


429961.8

         1.9. Post Office Square Rights. All right, title and interest of Seller in (a) one hundred (100) shares of Class A Preferred Stock in Post Office Square Redevelopment Corporation, together with all parking and other rights appertaining thereto, and (b) seventy (70) shares of common stock and six hundred thirty (630) shares of preferred stock in Friends of Post Office Square, Inc. (collectively, the "Post Office Square Rights"), the parties acknowledging, however, that Seller's interest in the Post Office Square Rights presently is subject to rights of first refusal in favor of, as applicable, Post Office Square Redevelopment Corporation and Friends of Post Office Square, Inc. and the shareholders thereof. Seller shall use good faith efforts to cause said rights of first refusal to be released or waived with respect to the conveyance contemplated hereunder at or prior to Closing; provided, however, that Seller's inability to obtain the aforesaid releases or waivers shall not limit or modify the obligations of Purchaser hereunder.

                                   ARTICLE 2.
                                INSPECTION; AS-IS
                                -----------------

         2.1. Purchaser's Right of Inspection.

              (a) Purchaser acknowledges that, from and after April 22, 1997, Purchaser has had and shall have an opportunity to enter upon the Subject Property in order to conduct such tests, inspections, examinations, surveys, analyses, investigations and inquiries with respect to the Subject Property as Purchaser deemed necessary and such right shall continue until the earlier of the Closing hereunder or the termination of this Agreement. Purchaser has had free and complete access during reasonable business hours to all documentation, agreements and other information in the possession of Seller or any employee, agent or independent contractor of Seller pertaining to the ownership, use or operation of the Subject Property, and Purchaser has had the right to make copies of same at the expense of Purchaser. Purchaser shall pay all costs and expenses incurred in connection with the exercise of its rights set forth in this Section 2.1, shall restore the Subject Property as close as reasonably practical to the condition in which it existed immediately prior to any action by Purchaser permitted hereunder, and shall indemnify Seller against and defend and hold Seller harmless from any liens, claims, losses, damages, costs and liabilities (including, without limitation, attorneys' fees and court costs and expenses) arising in connection with Purchaser's exercise of the rights set forth in this Section 2.1.

              (b) In addition to the foregoing rights, Purchaser shall have a limited right to terminate this Agreement by written notice to Seller (specifying in detail the reasons for such termination), delivered prior to the end of the fifth (5th) business day after the date of this Agreement in the event that Purchaser's discussions with existing tenants of the Real Property disclose any adverse fact about the Subject Property that was (i) not otherwise learned by Purchaser during the course of its due diligence pursuant to Subsection 2.l(a), and (ii) is a fact that reasonably would cause a prudent, sophisticated real estate investor to terminate an agreement to purchase an office building of the general size and nature of the Subject Property. In the event Purchaser terminates this Agreement pursuant to this Subsection 2.1(b), this Agreement shall be null and void and of no further force and effect except as described in

429961.8

Section 13.3 hereof, and no party hereto shall have any further rights, duties, liabilities or obligations to the other by reason of this Agreement except as described in Section 13.3 hereof, and all Earnest Money thereupon shall be returned by Escrow Agent to Purchaser.

              (c) In the event that Purchaser shall elect to terminate this Agreement pursuant to this Section 2.1, Purchaser shall deliver to Seller, at no cost to Seller, copies of any studies, surveys or similar material that Purchaser has had prepared with respect to the Subject Property. Seller hereby acknowledges that such delivery by Purchaser constitutes good, adequate and sufficient consideration for the termination rights granted to Purchaser in this
Section 2.1.

              (d) Purchaser shall continue to have the right prior to Closing to inspect the Subject Property during reasonable business hours in accordance with the terms and limitations of this Section 2.1.

         2.2. Acceptance of Subject Property in As-Is Condition. As a material inducement to Seller to execute this Agreement:

              (a) Purchaser acknowledges, represents and warrants that, except to the extent expressly provided in Articles 3 or 8 of this Agreement:

                  (i) Purchaser has performed and completed (subject to the
              tenant discussions described in Subsection 2.l(b)) its own examination and inspection of the Subject Property in accordance with Section 2.1 hereof (including, without limitation, the construction, operation, maintenance, leasing, income, expenses, applicability of laws and ordinances, physical condition, the presence or absence of "Hazardous Materials" (as hereinafter defined in Section 3.12 hereof) of, at or with respect to the Subject Property), and such other documents and materials with respect to the Subject Property that Purchaser has deemed necessary or appropriate in connection with its investigation and examination of the Subject Property (collectively, the "Relevant Aspects of the Subject Property"); and

                  (ii) Purchaser has decided to purchase the Subject Property solely on the basis of its own independent investigation.

              (b) Purchaser will accept the Subject Property in the status, manner and condition in which the aforesaid inspections and examinations of Purchaser have disclosed, Purchaser further acknowledging and agreeing that the Subject Property is being conveyed by Seller "AS IS" and "WHERE IS" and "WITH ALL FAULTS", except to the extent expressly provided in Articles 3 and 8 of this Agreement and subject to the condition precedent described in Section 10.2 hereof.

              (c) Except as expressly set forth in Article 3 of this Agreement, none of Seller, Seller's property manager, Seller's investment advisor, Seller's attorneys, accountants, agents, contractors or consultants has made, makes or has authorized anyone

429961.8
else to make any representation to Purchaser as to any of the Relevant Aspects of the Subject Property or any other matter or thing pertaining to the Subject Property, and Purchaser acknowledges that no such representation or warranty has been made or shall be made and that in entering into this Agreement it has not relied on any representation or warranty other than those expressly set forth in this Agreement. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT, NONE OF SELLER, SELLER'S PROPERTY MANAGER, SELLER'S INVESTMENT ADVISOR OR SELLER'S ATTORNEYS, ACCOUNTANTS, AGENTS, CONTRACTORS OR CONSULTANTS MAKES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE SUBJECT PROPERTY.

                                   ARTICLE 3.
               SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS
               --------------------------------------------------

         For the purposes of this Agreement, any and all uses of the phrases "to Seller's knowledge" or other references to "Seller's knowledge" or words of similar import in this Agreement shall mean the actual, present, conscious knowledge of James W. Smith, III, L. Clay Adams, Jr. or Martin J. Hoek (collectively, the "Seller's Knowledge Individuals") as of the date hereof as to a fact. Purchaser acknowledges that, for purposes of the representations and warranties set forth in this Agreement, such individuals have not performed and are not obligated to perform any investigation, including, without limitation, an investigation or review of any files in the possession of Seller or any agent, consultant or advisor of Seller, with respect to the subject matters addressed in the representations and warranties of Seller set forth in this Agreement, except, however, that the Seller's Knowledge Individuals delivered a copy of this Article 3 to Ian McE. King ("Mr. King") of Seller's management agent, LaSalle Partners (New York) Limited Partnership ("LaSalle") and asked that he review such warranties and representations and inform James W. Smith III, in writing, of any inaccuracy therein of which Mr. King was aware. Prior to the execution of this Agreement, Mr. King informed the Seller's Knowledge Individuals that he was not aware of any such inaccuracy. The knowledge of any individual or entity shall not be imputed to the Seller's Knowledge Individuals. Seller represents, warrants and covenants as follows:

         3.1. Valid Existence of Seller. Seller is a corporation in good standing, duly formed and validly existing under the laws of the State of Delaware.

         3.2. Authority to Sell. Seller has the corporate right, power and authority (a) to sell the Subject Property to Purchaser in accordance with the terms and conditions hereof; (b) to execute and deliver this Agreement and all other documents to be executed and delivered in

429961.8
connection with the transactions contemplated herein, either simultaneously herewith or at Closing; and (c) to perform all obligations of Seller that arise under this Agreement or under such other documents.

         3.3. Title to Subject Property. Seller is the sole owner of title to all of the Subject Property, subject only to the matters described herein and the permitted title exceptions more particularly described on Exhibit 3.3 attached hereto and incorporated herein by reference, matters of record and matters which would be disclosed by a current survey of the Real Property (collectively, the "Permitted Encumbrances"). Except for the Permitted Encumbrances or as otherwise described herein, Seller has granted no outstanding options to purchase or rights of first refusal with respect to all or any part of the Subject Property and has entered into no outstanding contracts with others for the sale, mortgage, pledge, hypothecation, assignment, lease or other transfer of all or any part of the Subject Property.

         3.4. Notices. To Seller's knowledge, except as set forth in Exhibit 3.4 attached hereto and incorporated herein by reference, Seller has not received any written notice or citation: (a) from any federal, state, county or municipal authority alleging any fire, health, safety, building pollution, environmental, zoning or other violation of any law, regulation, permit, order or directive in respect of the Real Property or any part thereof, which has not been corrected in all material respects; or (b) from any governmental authority with respect to a proposed eminent domain taking of all or any portion of the Real Property or with respect to any failure to comply in any material respect with any statutes, laws, ordinances, rules, regulations, orders or directives of any and all governmental agencies pertaining to the use or occupancy of the Real Property, which failure has not been corrected in all material respects.

         3.5. Violations. To Seller's knowledge, except as set forth in Exhibit 3.5: (a) all governmental approvals required for the current use of the Subject Property have been issued and are currently in effect without violation in any material respect; and (b) the Subject Property is in compliance with, and not in violation in any material respect of, any applicable statutes, laws, ordinances, rules, regulations, orders or directives; provided, however, that Seller makes no representation herein with respect to compliance with the Americans with Disabilities Act or any rule, regulation or interpretation promulgated thereunder.

         3.6. No Litigation. Except as set forth in Exhibit 3.6 attached hereto and incorporated herein by reference, there is no action, suit, litigation, hearing or administrative proceeding pending or, to Seller's knowledge, threatened with respect to all or any portion of the Subject Property, or relating to Seller that, if adversely determined, would materially affect all or any part of the Subject Property or Seller's ability to convey the Subject Property to Purchaser in accordance with this Agreement.

429961.8

         3.7. Description of Tenant Leases. Exhibit 1.4 lists all Leases in force on the date hereof to which Seller is a party, true and complete copies of each of such Leases having been made available for review by Purchaser prior to the date hereof. To Seller's knowledge, no person or entity has or claims any right to possess the Real Property or any part thereof by virtue of any agreement made or right granted by Seller except as shown on said Exhibit 1.4.
Exhibit 1.4 also contains a list of all security deposits posted under the Leases.

         3.8. Status of Tenant Leases. Except with respect to the SSB Lease or as set forth on Exhibit 1 .4:

              (a) to Seller's knowledge, each Lease is in full force and effect;

              (b) no rent has been paid by any tenant or occupant of the Real Property more than thirty (30) days in advance;

              (c) to Seller's knowledge, neither any tenant under any Lease nor Seller is in default in the performance of any material covenant, agreement or condition contained in any of the Leases;

              (d) Seller has not received written notice from any tenant under any Lease regarding pending or threatened material offsets against rent or for any material monetary or material claim against the Seller; and

              (e) to Seller's knowledge, except for the matters described in Subsection 8. l(e) or as set forth on Exhibit 3.8(e), Leases for space not yet occupied and any renewals or expansions of any Lease, any and all construction or "landlord work" to be performed by Seller under any of the Leases has been substantially completed in all material respects and any outstanding tenant improvement allowances that are to be paid to any tenant under any Lease have been paid.

The representations and warranties made in this Section 3.8 shall be deemed to be withdrawn automatically and of no further force or effect as to each Lease for which Purchaser receives a tenant estoppel on or before the Closing, except to the extent that any such tenant estoppel contains information that is inconsistent with any of the representations or warranties made by Seller in this Section 3.8.

         3.9. Leasing Commissions. The only brokerage commissions now or hereafter due or payable by Seller to brokers or other persons with respect to any of the Leases and/or any renewals or extensions thereof are the commissions listed on Exhibit 3.9 attached hereto and incorporated herein by reference (collectively, the "Leasing Commissions").

429961.8

         3.10. No Conflicts. To Seller's knowledge, neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby (a) will result in the acceleration of any encumbrance pertaining to the Subject Property that will not be paid off at Closing; (b) will result in the cancellation of any Contract or Lease pertaining to the Subject Property; or (c) will constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance, rule, judgment, decree or order, the violation of which would materially affect Seller's ability to convey the Subject Property to Purchaser in accordance with this Agreement.

         3.11. Non-Foreign Person. Seller is not a "foreign person" for purposes of the withholding rules of the Federal Deficit Reduction Act of 1984.

         3.12. Hazardous Materials. To Seller's knowledge, except as disclosed in the Environmental Assessment Report, dated October 22, 1987, prepared by ITT Research Institute, and the Utility Shaft Asbestos Removal Feasibility Study, dated July 27, 1993, prepared by Briggs (Covino Environmental Associates, Inc.),
(a) there are no Hazardous Materials at the Real Property; and (b) Seller has not previously used, manufactured, generated, treated, stored, disposed of or released any Hazardous Materials on or under the Real Property or transported any Hazardous Materials over the Real Property in violation of any applicable Environmental Laws. As used herein, (x) the term "Environmental Laws" shall mean any applicable state, federal, county, regional, municipal or local law, statute, ordinance, rule or regulation governing the control of substances dangerous to public health or safety, as the same may have been amended as of the date hereof, and shall include, but not be limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss.ss.9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss.6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss.1801, et seq., the Federal Water Pollution Control Act, 33 U.S.C. ss.ss.1251, et seq., the Clean Air Act, 42 U.S.C. ss.ss.7401, et seq., the Toxic Substances Control Act, 15 U.S.C. ss.2601, and the Refuse Act, 33 U.S.C. ss.ss.407, et seq.; and (y) the term "Hazardous Materials" shall mean those materials or substances currently defined as "hazardous substances," "hazardous materials," "hazardous waste," "toxic substances," or other similar designations under the Environmental Laws, but shall not include ordinary cleaning, landscaping, maintenance and office supplies or the presence of motorized vehicles, consistent with the use of the Real Property as an office building with customary ancillary uses (e.g., food service operations) and which are used, stored and disposed in compliance with applicable Environmental Laws.

         3.13. Description of Contracts. Exhibit 1.3 sets forth a true and correct list of all of the Contracts, true and complete copies of each of such Contracts having been made available for review by Purchaser prior to the date hereof. Except as set forth on Exhibit 1.3, the Subject

429961.8

Property is not subject to any operating or maintenance agreements (other than those that may have been entered into by a tenant of the Subject Property on such tenant's own behalf that cannot be terminated by Purchaser, without charge or penalty, upon thirty (30) days' or less notice.

         3.14. Insurance. Seller presently carries and shall carry through Closing "all risk" property insurance on the Real Property (held in blanket form), with a full replacement value endorsement and coverage against loss of the rental income produced by the Real Property.

         3.15. Truth of Warranties and Representations. The truth and accuracy in all material respects, as of the date of Closing, of all representations and warranties made by Seller in this Article 3 (and Seller's failure to cure any untruth or inaccuracy at or before Closing), shall be an express condition to Purchaser's obligation to consummate the transactions contemplated herein.

                                   ARTICLE 4.
             PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS
             -----------------------------------------------------

         Purchaser represents, warrants and covenants as follows:

         4.1. Valid Existence of Purchaser. Purchaser is a corporation in good standing, duly formed and validly existing under the laws of the Commonwealth of Massachusetts.

         4.2. Authority to Purchase. Purchaser has the right, power and authority (a) to purchase the Subject Property from Seller in accordance with the terms and conditions hereof; (b) to execute and deliver this Agreement and all other documents to be executed and delivered in connection with the transaction contemplated herein, either simultaneously herewith or at Closing; and (c) to perform all obligations of Purchaser that arise under this Agreement or under such other documents.

         4.3. Truth of Purchaser's Warranties and Representations. The truth and accuracy in all material respects, as of the date of Closing, of the representations and warranties made by Purchaser in this Article 4 hereof (and Purchaser's failure to cure any untruth or inaccuracy at or before Closing) shall be an express condition to Seller's obligation to consummate the transactions contemplated herein.

                                   ARTICLE 5.
                   PURCHASE PRICE; EARNEST MONEY: ESCROW AGENT
                   -------------------------------------------

         5.1. Purchase Price. The purchase price (the "Purchase Price") to be paid by Purchaser to Seller for the Subject Property shall be an amount equal to the aggregate sum of Two Hundred Seventy-Five Million and No/100 Dollars ($275,000,000.00), which Purchase

429961.8

Price has been allocated by the parties as follows: (a) the portion of the Purchase Price allocable to the Post Office Square Rights or the equivalent thereof, the Personal Property and other personalty is Six Million Five Hundred Seventy Thousand and No/100 Dollars ($6,570,000.00) and (b) the portion of the Purchase Price allocable to the remainder of the Subject Property is Two Hundred Sixty-Eight Million Four Hundred Thirty Thousand and No/100 Dollars ($268,430,000.00). The Purchase Price shall be paid by Purchaser to Seller in cash at Closing by wire transfer of funds, provided that such amount shall be reduced by the "Earnest Money" (as hereinafter defined in Section 5.2) and adjusted for the Closing prorations described in Article 8.

         5.2. Earnest Money. Purchaser shall pay to Escrow Agent on or before May 22, 1997 the sum of Two Million Seven Hundred Fifty Thousand and No/100 Dollars ($2,750,000.00) (collectively, with all interest accrued thereon, the "Earnest Money"), which amount shall be deposited in an interest-bearing account in a depository designated by Purchaser and reasonably acceptable to Seller and shall be paid over to Seller and applied against the Purchase Price at Closing, or paid over to Seller as the "Liquidated Damages" (as defined in Section 12.1 hereof), or returned to Purchaser according to the terms hereof.

         5.3. Escrow Agent. The Earnest Money shall be paid to and shall be held in escrow by Escrow Agent. Escrow Agent shall deposit the Earnest Money in an interest-bearing account designated by Purchaser (and subject to Seller's reasonable approval) or, upon receipt of instructions from Purchaser pertaining to the investment of the Earnest Money (subject to Seller's reasonable approval), shall so invest the Earnest Money. Seller and Purchaser each severally designate and appoint Escrow Agent to act as Escrow Agent hereunder. Escrow Agent, by executing this Agreement, hereby accepts such appointment, acknowledges receipt of the Earnest Money and agrees to hold and apply the Earnest Money as provided in this Agreement. Escrow Agent shall serve as escrow agent hereunder without remuneration other than reimbursement of out-of-pocket expenses, which shall be paid equally by Seller and Purchaser.

         Escrow Agent shall not disburse or otherwise take any action with respect to the Earnest Money except (i) upon joint instructions from Seller and Purchaser, which Seller and Purchaser agree to deliver as provided in this Agreement, or (ii) upon ten (10) days' written notice from Seller to Purchaser and to Escrow Agent; provided however, that Escrow Agent shall not have received any written objections from Purchaser to such disbursement within said ten (10) days after receipt by Purchaser of such notice, or (iii) upon ten (10) days' written notice from Purchaser to Seller and to Escrow Agent; provided, however, that Escrow Agent shall not have received any written objections from Seller to such disbursement within said ten (10) days after receipt by Seller of such notice.

         Prior to or simultaneously with the disbursement of any interest or earnings hereunder by Escrow Agent, the party receiving such disbursement shall deliver to Escrow Agent a W-9 Form. The parties hereto hereby acknowledge that, in the event of any dispute as to who is

437892.1/Compare of 429961.7-8
entitled to receive the Earnest Money or the Earnest Money Interest, Escrow Agent shall have the right to retain the Earnest Money or the Earnest Money Interest and disburse it in accordance with the final order of a court of competent jurisdiction or to deposit the Earnest Money or the Earnest Money Interest with said court, pending a final decision of such controversy. The parties hereto further agree that Escrow Agent shall not be liable for failure of the depository and shall only be otherwise liable in the event of its gross negligence or willful misconduct.

                                   ARTICLE 6.
                            EVIDENCE OF TITLE/SURVEY
                            ------------------------

         6.1. Title Insurance. Purchaser has secured, at Purchaser's expense, a commitment (the "Title Commitment") for an owner's policy of title insurance (the "Title Policy") on the then current American Land Title Association standard form of owner's title insurance policy, to be issued by a national title insurance company selected by Purchaser (the "Title Company") at its then current standard rates, without any special premium, in an amount not less than the Purchase Price. Seller hereby covenants and agrees to furnish the Title Company with such reasonable affidavits, indemnities and/or certificates as may be required by the Title Company in order to issue the Title Policy for the Real Property without any exception for unfiled and unrecorded materialmen's and mechanics' liens or for parties in possession of any portion of the Real Property other than those parties described in Exhibit 1.4. Following Purchaser's initial title examination, Purchaser shall have until the date of Closing in which to reexamine title to the Subject Property and in which to give Seller its objection to any matters disclosed by such reexamination (other than the Permitted Encumbrances) and which were not filed and indexed of record on the date of Purchaser's initial examination.

         6.2. Survey. Purchaser has elected to have prepared, at Purchaser's expense, a survey of the Real Property (the "Survey") by a surveyor registered in the Commonwealth of Massachusetts and reasonably acceptable to Seller.

         6.3. Objections to Title or Survey. In the event that any reexamination of title described in the last sentence of Section 6.1 shall show that the Real Property is subject to any encumbrances described in the last sentence of
Section 6.1, then Purchaser may elect (a) to waive any objection to such encumbrances and proceed to Closing, subject to the obligation of Seller to pay and remove all Monetary Encumbrances (as hereinafter defined), or (b) to deliver written notice to Seller, prior to Closing, of Purchaser's objections to any such encumbrances; provided, however, that Seller's obligation to remove any such encumbrances shall be limited to the payment and discharge of all mortgages (and Seller expressly agrees to remove that certain First Mortgage and Deed of Trust, dated as of October 14, 1966, between Boston British Properties, Inc. and Morgan Guaranty Trust Company, as supplemented, together with any related financing statements), deeds of trust, deeds to secure debt, security agreements, mechanic's and materialmen's liens, tax liens and assessments, and other encumbrances that can be cured by the payment of a sum certain, and that were placed against all or any portion of the Real Property with the consent or alleged consent of Seller (collectively, "Monetary

429961.8

Encumbrances"). If Seller fails to satisfy any such valid objections (other than Monetary Encumbrances, the validity of which Seller is contesting in good faith as hereinafter provided) on or before the date of Closing, Purchaser, at Purchaser's election, (w) may extend the date of Closing for such time period as it may select, not to exceed thirty (30) days; (x) may waive such objections and proceed to Closing; or (y) may deduct the amount of any unsatisfied Monetary Encumbrances which Seller is obligated to cure from the cash portion of the Purchase Price and proceed to Closing. In the event of any extension of the date of Closing by Purchaser under clause (w) above, and a subsequent failure of Seller to cure any valid title objection, Purchaser then may elect between the alternatives specified in clauses (x) and (y) above or (z) Purchaser may terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, and upon the receipt thereof by Purchaser, all obligations hereunder shall be null and void and of no further force and effect except as described in
Section 13.3 hereof. Any title objections that Purchaser waives or to which Purchaser fails to object within the designated time period shall be deemed to be included in the Permitted Encumbrances. In the event Seller in good faith contests the validity of any Monetary Encumbrance, then either Seller or Purchaser, at the election of Seller or Purchaser, may extend the date of Closing for not more than thirty (30) days, during which period Seller shall use reasonable good faith efforts to cause such alleged Monetary Encumbrance to be satisfied, bonded or otherwise removed. In the event Seller is unable to satisfy, bond or remove the alleged Monetary Encumbrance, Purchaser shall have the right, at its election, to take either of the actions described in clauses
(x) and (z) above.

                                   ARTICLE 7.
                                    CLOSING
                                    -------

         7.1. Closing Date. The consummation of the purchase sale herein contemplated (such consummation being herein referred to as the "Closing" and the date of such Closing being herein referred to as the "Closing Date") shall take place on June 2, 1997, or on such earlier date as may be mutually agreed upon in writing by Purchaser and Seller; provided, however, that Seller, upon not less than two (2) days' notice to Purchaser, shall have the right to extend the Closing Date for a time period not to exceed ten (10) days in order to collect the items required to be delivered by Seller at Closing pursuant to
Section 7.4 hereof.

         7.2. Tax-Free Exchange. Purchaser and Seller acknowledge that Purchaser and/or Seller (either such party (or both such parties) being referred to as an "Exchanging Party") may desire to structure the Exchanging Party's acquisition of the Subject Property and/or the Exchanging Party's disposition of the Subject Property in a manner intended by the Exchanging Party to constitute a simultaneous or deferred exchange of the Subject Property for property of a like kind ("Replacement Property") that is described in Section 1031 of the Internal Revenue Code of 1986, as amended (an "Exchange"). Notwithstanding anything in this Agreement to the contrary, but subject to the provisions of Section 13.10 hereof, the Exchanging Party shall have the right to assign its interest in this Agreement without the other party's consent to a third party in a simultaneous exchange or to such person or entity as the Exchanging Party may designate to serve as a "qualified intermediary" (within the meaning of Treasury Regulation ss.1.1031(k)-


429961.8
l(g)(4)) for the sole purpose of enabling the Exchanging Party to effect such an Exchange); provided, however, that notwithstanding any such assignment, neither Seller nor Purchaser shall be released from any of such party's liabilities, obligations or indemnifications under this Agreement. Purchaser and Seller shall cooperate in all reasonable respects with each other in order to effect any Exchange; provided, however, that (a) either party's ability to consummate an Exchange shall not be a condition to the obligations of that party under this Agreement; (b) neither party warrants or shall be responsible for any of the tax consequences to the other party with respect to the transactions contemplated hereunder; and (c) neither party shall be required to incur any additional cost, expense or liability as a result of any Exchange consummated for the benefit of the other party.

         7.3. Place of Closing. The Closing shall take place at the offices of Purchaser's counsel in Boston, Massachusetts, or at such other place as may be mutually agreed upon by Seller and Purchaser.

         7.4. Seller's Deliveries at Closing. Seller shall deliver to Purchaser at the Closing the following items or documents, dated as of the Closing Date:

              (a) Deed: A quitclaim deed, in recordable form and suitable and acceptable for filing with the appropriate Registry District of the Land Court of the County of Suffolk, duly executed by Seller and conveying to Purchaser all of Seller's title in and to the Real Property subject only to those matters deemed to be Permitted Encumbrances as of the Closing Date and not otherwise removed prior to Closing, and accompanied by all deed stamps required by any applicable governmental authority in order to record said deed;

              (b) Bill of Sale: A bill of sale, or other appropriate instrument(s) of conveyance, duly executed by Seller, and transferring, assigning and conveying to Purchaser good title to all of the Personal Property to the extent transferable thereby, all of the Intangible Rights and the Post Office Square Rights (to the extent transferable) and subject only to those matters deemed to be Permitted Encumbrances as of the Closing Date and not otherwise removed prior to Closing;

              (c) Assignment and Assumption Agreement: An assignment and assumption agreement, duly executed by Seller and Purchaser, in recordable form, pursuant to which (i) Seller assigns and transfers to Purchaser all of Seller's right, title and interest in the Contracts and in the Leases; (ii) Purchaser expressly assumes all obligations of Seller under the Leases (including, without limitation, the amendments to the leases with Fish & Richardson, P.C. contemplated by the letters of intent described on Exhibit 1.4) and the Contracts (including, without limitation, all obligations of the "Landlord" under the terms of the SSB Lease and under the "Landlord and Tenant Work Agreement" related thereto (the "Work Agreement")); provided, however, that Seller will terminate the existing management agreement with LaSalle Partners Asset Management Limited ("LaSalle Asset Management") as of the Closing and Purchaser will have no

429961.8
continuing liability to LaSalle or to LaSalle Asset Management under such agreement; and (iii) Purchaser expressly releases Seller from any and all obligations of "Landlord" under the terms of the SSB Lease and under the Work Agreement (including, without limitation, any potential obligations for the remediation of asbestos-containing materials ("ACM") in the utility shafts of the building on the Real Property and any obligation to indemnify Purchaser regarding the continued presence from and after the Closing Date of ACM on the Real Property);

              (d) Evidence of Non-Foreign Status: An affidavit or other documentation required by Section 1445 of the Internal Revenue Code of 1986, as amended, duly executed by Seller, pursuant to which Seller discloses its federal tax identification number and confirms that it is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended;

              (e) Title Affidavits and/or Certificates: Affidavits and/or certificates, duly executed by Seller, in form reasonably satisfactory to the Title Company for the issuance of its title policy on the Real Property without exceptions as to materialmen's and mechanics' liens or parties in possession of any portion of the Subject Property other than the Permitted Encumbrances or as described in Exhibit 1.4;

              (f) Corporate Excise Tax Lien Waiver: A corporate excise tax lien waiver issued by the Department of Revenue for the Commonwealth of Massachusetts with respect to Seller.

              (g) Corporate Resolutions of Seller: The duly adopted resolutions of Seller's Board of Directors authorizing the sale of the Subject Property and the execution and delivery of the documents to be executed by Seller in connection herewith;

              (h) Leases: The original, signed Leases (or copies thereof certified by Seller, if originals are not available) as well as Seller's tenant lease files, and the rent roll and delinquency report for the then current month;

              (i) Contracts: Originals (or copies thereof certified by Seller, if originals are not available) of the Contracts;

              (j) Books and Records: Originals of all books and records in Seller's possession pertaining to the operation and management of the Subject Property; provided, however, that Seller may keep copies of all such books and records;

              (k) Estoppel Certificates: Estoppel certificates from tenants (other than Purchaser) of the Subject Property which, together with Purchaser, occupy at least ninety percent (90%) of the rentable square footage of the Subject Property, dated no earlier than twenty (20) days prior to the Closing Date; provided, however, that in the event Seller is unable to procure the requisite amount of estoppel certificates, then Seller shall

429961.8
have the right, but not the obligation, to satisfy this obligation in part by furnishing to Purchaser an estoppel certificate from Seller covering each such Lease for which an estoppel certificate is required hereunder but has not been obtained from the applicable tenant (provided further, however, that in any event Seller shall provide estoppel certificates from the actual tenants of the space rather than from Seller itself with respect to at least seventy-five percent (75%) of the space for which Seller is required to provide estoppel certificates pursuant to this Subsection 7.4(k)). Any estoppel executed by Seller shall certify, to Seller's knowledge, all of the matters set forth in the form of estoppel certificate originally requested of the subject tenant. Upon subsequent delivery to Purchaser of any missing tenant estoppel certificate in the form required herein, Seller's estoppel certificate executed in lieu thereof shall be deemed cancelled ipso facto, and Purchaser shall return such cancelled Seller's estoppel certificate to Seller;

              (1) Taxes and Charges: Evidence reasonably satisfactory to Purchaser and Title Company that all real estate taxes, sewer and water rates and charges, special assessments and betterments, and any utility charges the non-payment of which could result in a lien upon the Subject Property, either have been paid or are included in the Closing Statement for purposes of apportionment;

              (m) Locks and Keys: Any and all keys, and lock and safe combinations respecting the Improvements;

              (n) Closing Statement: A closing statement reflecting the Closing of the transaction contemplated hereby, including any adjustments described in
Article 8 hereof; and

              (o) Other: Such other items or documents as Purchaser may reasonably request.

         7.5. Purchaser's Deliveries at Closing. Purchaser shall deliver to Seller at Closing the following items or documents, dated as of the Closing
Date:

              (a) Purchase Price: The Purchase Price described in Section 5.1 hereinabove;

              (b) Assignment and Assumption Agreement: The assignment and assumption agreement described in Subsection 7.4(c) hereinabove;

              (c) Closing Statement: The closing statement described in Subsection 7.4(m) hereinabove; and

429961.8

              (d) Corporate Resolutions of Purchaser: The duly executed resolutions of Purchaser's Board of Directors authorizing the purchase of the Subject Property and the execution and delivery of the documents to be executed by Purchaser in connection herewith;

              (e) Other: Such other items or documents as the Seller may reasonably request.

         7.6. Satisfaction of Deliveries. The occurrence of the Closing shall be deemed to constitute full and complete satisfaction of the deliveries required pursuant to Sections 7.4 and 7.5 hereof.

         7.7. No Brokers. Purchaser and Seller, as applicable, each hereby agrees to be responsible for the payment of any fees, commissions or other compensation payable to any real estate broker, agent, investment advisor, consultant or salesman claiming a fee, commission or other compensation by, through or under Purchaser or Seller, as applicable, in connection with the conveyance of the Subject Property to Purchaser or any other transactions contemplated by this Agreement. Purchaser and Seller hereby indemnify each other against, and agree to hold each other harmless from, any and all claims, loss, liability, cost and expenses (including reasonable attorneys' fees and court costs and expenses) for any such commission, fee or other compensation arising out of or in any way connected with any claimed dealings with the indemnitor and relating to this Agreement or the purchase and sale of the Subject Property. The foregoing indemnities shall survive the rescission, cancellation, termination, or consummation of this Agreement.

         7.8. Expenses of the Parties. Seller shall pay its own attorneys' fees and all transfer taxes, sales taxes, deed stamps and other similar taxes, fees, charges and expenses incurred or payable with respect to the transfer of the Subject Property to Purchaser, including, without limitation, all charges for the recording of any instrument or document delivered by Seller to Purchaser. Purchaser shall pay its own attorneys' fees, title insurance premiums and examination fees, surveyor's fees, any tax, fee or charge, if any, on any mortgage, deed of trust or deed to secure debt given by Purchaser, and all charges for recording of any instrument or document delivered by Purchaser to Seller. Purchaser and Seller shall share equally the fees, if any, of the Escrow Agent. All costs or expenses of performance of obligations hereunder and of the consummation of the transactions contemplated herein that have not been specifically assumed by either party under the terms hereof shall be borne by the party incurring such cost or expense.

         7.9. Possession of Subject Property. Seller shall deliver possession of the Subject Property to Purchaser at the time of Closing, subject only to the rights of tenants under the Leases and other parties with possessory rights pursuant to the Permitted Encumbrances as of the Closing Date.

429961.8

                                   ARTICLE 8.
                                 PRORATED ITEMS
                                 --------------

         8.1. Prorations. The following prorations shall be made as of 11:59 p.m. Iocal time in Boston, Massachusetts the day prior to the Closing Date:

              (a) Taxes:

                  (i) Real and personal property taxes and general and special assessments shall be prorated on the basis of the fiscal year for such taxes and assessments. If the Closing Date shall occur before the real property tax rate for the then current fiscal year is fixed, the apportionment of taxes shall be made on the basis of the taxes assessed for the immediately preceding fiscal year. After the real property taxes are finally fixed for the then current fiscal year in which the Closing Date has occurred, Purchaser and Seller shall make a recalculation of the apportionment of such taxes, and Purchaser or Seller, as the case may be, shall make an appropriate payment to the other based on such recalculation.

                  (ii) After the Closing Date, Purchaser shall cooperate with
              Seller in pursuing any tax reduction proceedings relating to the Subject Property for any tax fiscal year covering any portion of the period prior to the Closing Date, including, without limitation, pending proceedings relating to tax fiscal years 1995, 1996 and 1997 (e.g., respectively, the periods running from July 1, 1994 - June 30, 1995; July 1, 1995 - June 30, 1996; and July 1,
              1996 - June 30, 1997. If taxes increase or decrease as a result of said proceedings, or if either Purchaser or Seller otherwise receives any tax refund relating to the tax fiscal year in which the Closing Date occurs or relating to any earlier tax fiscal year
              (aa) Seller shall receive the benefit of any decreased liability and shall be responsible for any increased liability relating to any full tax fiscal year prior to the tax fiscal year in which the Closing occurs subject to the rights and obligations of any tenant of the Real Property with respect to any applicable portion of any such increased or decreased tax liability; and (bb) Seller and Purchaser shall make an appropriate proration as of the Closing Date for any decreased or increased liability relating to the tax fiscal year in which the Closing occurs subject to the rights and obligations of any tenant of the Real Property with respect to any applicable portion of any such increased or decreased tax liability.

                  (iii) After the Closing Date, Purchaser shall have the right to control and pursue exclusively without the participation of Seller any and all tax reduction proceedings relating to the Subject Property with respect to any tax fiscal year commencing after the Closing Date; provided that, if taxes increase as a result of said proceedings, Seller shall have no liability for such increases.

429961.8

              (b) Rents:

                  (i) Prepaid rent, nondelinquent base rents, additional
              rents in the nature of operating expense recoveries, electricity recoveries and tax reimbursements under the Leases shall be prorated. Rents collected after the Closing Date from tenants whose rental was delinquent on the Closing Date shall be deemed to apply first to current rental due at the time of payment and next to all other rentals unpaid and outstanding at such time (whether for periods prior to or subsequent to the Closing Date), such application to be made in the inverse order of the maturity of such rentals. Unpaid and delinquent rents, to which Seller is entitled, shall be turned over to Seller if collected by Purchaser within one hundred eighty (180) days after the Closing Date. Purchaser agrees to use commercially reasonable efforts to attempt to collect such rents but shall not be required to institute litigation proceedings in order to recover same.

                  (ii) On the Closing Date, Purchaser shall be entitled to a credit for any tenant security deposits and interest thereon, if any, and any other amounts due tenants pursuant to such security deposits unless such security deposits have been previously applied by Seller. Seller covenants not to apply any security deposits against outstanding tenant obligations between the date hereof and the day following the Closing Day, without the consent of Purchaser. In the event that any tenant has established a letter of credit for the benefit of Seller in lieu of a security deposit and the same is not otherwise transferable to Purchaser at Closing (any such letter of credit being referred to as a "Security Letter of Credit") then Seller agrees to cooperate with Purchaser as hereinafter set forth in order to enable Purchaser to realize, to the extent appropriate and reasonably practicable, the benefits intended to be afforded to the owner of the Real Property by such Security Letters of Credit. In furtherance of the foregoing, if Purchaser in good faith believes that it has a bona fide right under a Lease to all or a portion of the funds represented by any such Security Letter of Credit, Purchaser shall send Seller a written affidavit from an officer of Purchaser, specifying the nature of the tenant default giving rise to Purchaser's claim and setting forth the amount that Purchaser desires Seller to claim against the Security Lender of Credit. Upon receipt of such an affidavit, Seller shall make a claim against the applicable Security Letter of Credit and shall forward to Purchaser any proceeds received as a result of such claim promptly upon receipt thereof. Purchaser shall indemnify Seller in connection with the foregoing actions as described in Section 11.2 hereof. In the event that any additional rent or the calculation thereof is subject to adjustment pursuant to the terms and provisions of any Lease (e.g., year-end adjustments to escalation charges, tenant audits, and the like), then, after the amount of such additional rent is finally determined by Purchaser (which determination shall be reasonably made and subject to the reasonable approval of Seller), the parties shall make



429961.8
              the proper adjustments so that the proration will be accurate based upon the actual amount of such additional rent collected for the period in question, and payment shall be made promptly to Purchaser or Seller, whichever may be entitled to such payment, by the other party for the purpose of making such adjustment.

              (c) Utilities: Charges and assessments for sewer and water and other utilities, including charges for consumption of electricity, steam and gas shall be apportioned by Purchaser and Seller.

              (d) Adjustment of Contracts: Except as provided in Subsection 8.l(e) below, payments required or received under all Contracts shall be apportioned by Purchaser and Seller.

              (e) Certain Leasing Costs: Except as may be expressly set forth to the contrary in this Subsection 8.1(e), Purchaser shall be responsible for all costs and expenses required to be paid after the Closing in respect of all Leases (whether or not entered into prior to the Closing), including, without limitation, tenant improvement construction contracts, tenant improvement allowances to tenants, and leasing or other brokerage commissions. As to certain specific Leases or space, in addition to any other prorations and adjustments made hereunder, the parties agree as follows:

                  (i) Purchaser will assume the economic effect of any "free rent" under the Lease with Arthur Andersen LLP from and after the Closing; and

                  (ii) Seller will be responsible for and pay any currently
              outstanding leasing commissions for the space presently leased by Purchaser, Arthur Andersen LLP and Gadsby & Hannah LLP and any leasing commissions shown on Exhibit 3.9 with respect to space on the 28th or 29th Floors; provided, however, that Purchaser will be responsible for and pay any commissions payable on the renewal of any of such Leases or the expansion or extension of any space under any of those Leases; and

                  (iii) Purchaser will be responsible for all capital costs, tenant improvement costs, relocation costs, temporary leasing costs, leasing commissions, legal, design and other professional fees, and other expenses (including, without limitation, those matters set forth on Exhibit 8.1 attached hereto and made a part hereof) attributable to, and shall assume the economic effect of any "free rent" or other concessions pertaining to the period from and after the Closing Date and relating to:

                        (aa) the leasing of space on the 17th and 20th Floors of
                  the building located on the Real Property, including, without limitation, the cost of refitting the 20th Floor for multi-tenant usage; provided, however, that Purchaser will not be obligated to reimburse Seller for any tenant improvement costs previously incurred by Seller with respect to the space on the 17th Floor currently occupied by LaSalle, and

429961.8

                        (bb) the expansion of the space occupied by Fish &
                  Richardson P.C. so as to include (1) the "Second Expansion Space" under that certain Agreement of Lease, dated June 1, 1990 by and between Seller and Fish & Richardson P.C., as amended, and (2) 10,068 square feet on the 20th Floor (including, without limitation, any temporary or permanent relocation of the tenant(s) occupying such additional space).

To the extent that Seller has paid any of the items set forth on Exhibit 8.1 prior to Closing, Purchaser will reimburse Seller for such items at Closing upon presentation of an invoice therefor. Purchaser will pay all other costs and expenses described in this Subsection 8. l(e)(iii) as and when the same are due.

              (f) Other: Any other items of income and expense shall be prorated between Purchaser and Seller.

              (g) Payment of Apportionment. Any net credit payable by Purchaser to Seller or by Seller to Purchaser as a result of the foregoing prorations shall be paid at Closing to the extent determinable as of the Closing Date by wire transfer of immediately available funds.

              (h) Post-Closing Cooperation. After the Closing, Purchaser and Seller shall cooperate with each other, and shall cause their respective property managers and advisors to cooperate with each other, including, without limitation, making available books and records for the Subject Property, in order to respond to any tenant inquiry concerning, challenge to, or audit of any operating expense or similar additional rent or rent escalation item. To the extent that any adjustment or proration required hereunder was based on estimates at the time of Closing, the parties shall readjust and re-prorate based upon final numbers, when available, and make payment as appropriate or as otherwise provided herein based upon such readjustment and reproration. Purchaser and Seller agree to use reasonable efforts to finalize all prorations on or before the first anniversary of the Closing Date.

429961.8

                                   ARTICLE 9.
                            CONDEMNATION AND CASUALTY
                            -------------------------

         9.1. Procedure Upon Substantial Condemnation. Fire or Other Casualty. In the event that, prior to Closing, the Subject Property is condemned in whole or in part or is damaged by fire or other casualty, Seller shall promptly notify Purchaser in writing of such event. If, prior to Closing, ten percent (10%) or more of the Subject Property is condemned or is conveyed under the threat of condemnation, or if the Subject Property is damaged by fire or other casualty to the extent that the cost of repairing such damage shall be $5,000,000.00 or more, then, and in any of such events, Purchaser (a) may terminate this Agreement by notice in writing to Seller delivered prior to Closing (but in no event later than the tenth (10th) day after the occurrence thereof), and thereupon the parties shall be released and discharged from any further obligations to each other except as described in Section 13.3, this Agreement shall become null and void, and the Earnest Money shall be refunded to Purchaser; or (b) may proceed to Closing, in which event the Purchase Price shall be reduced by the total of any awards or other proceeds received by Seller on or before the Closing Date with respect to any such condemnation, fire or other casualty (as applicable) and, at Closing Seller shall assign to Purchaser all of Seller's right to any and all awards or other proceeds paid or payable thereafter by reason of any such taking, fire or other casualty (as applicable). Seller shall be responsible, however, for the payment of any deductible due in connection with any such insurance proceeds. In each case, Seller shall have no responsibility for the restoration or repair of that portion of the Subject Property condemned, destroyed or damaged as aforesaid.

         9.2. Procedure Upon Insubstantial Condemnation. Fire or Other Casualty. Except as may be set forth in Section 9.1 above, if prior to Closing, a portion of the Subject Property is condemned or is damaged by fire or other casualty, then the parties shall proceed to Closing, but the Purchase Price shall be reduced by the total of any awards or other proceeds received by Seller on or before the Closing Date with respect to any such condemnation, fire or other casualty (as applicable) and, at Closing, Seller shall assign to Purchaser all of Seller's right to any and all awards or other proceeds paid or payable thereafter by reason of any such taking, fire or other casualty (as applicable). Seller shall be responsible for the payment of any deductible due in connection with any such insurance proceeds. Seller shall have no responsibility for the restoration and repair of any portion of the Subject Property condemned, destroyed or damaged as aforesaid.

                                   ARTICLE 10.
                          OPERATION OF SUBJECT PROPERTY

              10.1. Pre-Closing Operations of Property. Between the date hereof and Closing:

                    (a) Modification of Leases: Except as contemplated by
Exhibit 1.4, Seller shall not modify or terminate any of the Leases without the prior written consent of the Purchaser. Unless Purchaser shall notify Seller in writing within ten (10) days after receipt by Purchaser

429961.8
of written notice of such proposed modification or termination (such notice to include a copy of all documentation relating thereto) of Purchaser's objection thereto, Purchaser shall be deemed to have consented thereto;

                    (b) New Leases: Except as contemplated by Exhibit 1.4, Seller shall not enter into any new leases or tenancies with respect to the Real Property without the prior written consent of the Purchaser. Unless Purchaser shall notify Seller in writing within ten (10) days after receipt by Purchaser of a copy of the proposed new lease or tenancy of Purchaser's objection thereto, Purchaser shall be deemed to have consented thereto;

                    (c) Maintenance: Subject to the provisions of Article 9 and the provisions of any Leases, any repairs and replacements to the Real Property made prior to Closing shall be made by and at the expense of Seller. Seller shall not diminish the quality or quantity of maintenance and upkeep services heretofore provided by Seller to the Real Property;

                    (d) Encumbrances: Seller shall not grant or permit any new encumbrances on or about the Real Property without the prior written consent of Purchaser; and

                    (e) Other Acts: Seller shall not take or omit to take any other act that might have a material and adverse effect on the Real Property, or the operations thereof as presently conducted.

         10.2. Condition to Closing. Except for events described in Article 9, the absence of any material and adverse deterioration in the condition of the Subject Property between the date hereof and the Closing Date shall be an express condition to Purchaser's obligation to consummate the transactions contemplated herein.

                                   ARTICLE 11.
                                INDEMNIFICATION
                                ---------------

          11.1. Indemnification by Seller. Seller shall indemnify and hold Purchaser harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable attorneys' fees and expenses and related costs, expenses of litigation, judgments and any other costs, fees and expenses resulting from (a) a breach of a representation or warranty made by Seller under this Agreement; or (b) an action, suit or proceeding brought or filed against Seller or Purchaser, based on acts or omissions of Seller occurring prior to the Closing Date, or any conditions or occurrences existing prior to the Closing Date.

          11.2. Indemnification by Purchaser. Purchaser shall indemnify and hold Seller harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable attorneys' fees and expenses and related costs, expenses of litigation, judgments and any other costs, fees and expenses resulting from
(a) a breach of a representation or warranty made by Purchaser under this Agreement; (b) an action, suit or proceeding brought or filed against Seller or

429961.8

Purchaser, based on acts or omissions of Purchaser occurring from and after the Closing Date, or any conditions or occurrences existing from and after the Closing Date (including, without limitation, any of the foregoing arising out of or related to the ACM that is present at the Real Property from and after the Closing Date); or (c) an action, suit or proceeding brought or filed against Seller or Purchaser, based on Seller's good faith compliance with its obligations to Purchaser under Subsection 8.1(b)(ii) hereof.

                                   ARTICLE 12.
                                     DEFAULT
                                     -------

          12.1. Default: Liquidated Damages. Purchaser and Seller acknowledge that it would be extremely impracticable and difficult to ascertain the actual damages that would be suffered by Seller if Purchaser fails to consummate the purchase and sale contemplated herein (for any reason other than Seller's failure, refusal or inability to perform any of its covenants and agreements hereunder or the failure of any other of the conditions precedent to Purchaser's obligation to close hereunder). Purchaser and Seller have considered carefully
(a) the loss as a consequence of the negotiation and execution of this Agreement, including, without limitation, Seller's termination of discussions with other parties who have expressed an interest in acquiring the Subject Property; (b) the expenses of Seller incurred in connection with the preparation of this Agreement and Seller's performance hereunder; and (c) the other damages, general and special, that Purchaser and Seller realize and recognize Seller would sustain, but that cannot be calculated with reasonable certainty, in the event of any failure by Purchaser as aforesaid. Based on all those considerations, Purchaser and Seller have agreed that the aggregate damage to Seller in such an event would reasonably be expected to be equal to TWO MILLION SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($2,750,000.00) (the "Liquidated Damages").

          Accordingly, if all conditions precedent to Purchaser's obligation to consummate the transactions herein contemplated have been waived by Purchaser or satisfied and if Seller has performed its respective covenants and agreements hereunder, but Purchaser has breached its covenants and agreements hereunder and has failed, refused or is unable to consummate the purchase and sale contemplated herein by the Closing Date, then Escrow Agent shall pay the Earnest Money to Seller as full and complete liquidated damages and as Seller's sole remedy for such default by Purchaser at law and in equity other than as described in Section 12.2 hereof. Upon payment by Escrow Agent of the Earnest Money to Seller as above provided, no party to this Agreement shall have any liability to any other party in connection with this Agreement except as described in Section 13.3 hereof, and this Agreement, in its entirety, shall be deemed to be null, void and of no further force and effect.

429961.8

         If Seller has breached any of its covenants and agreements under this Agreement and/or has failed, refused or is unable to consummate the purchase and sale contemplated herein by the Closing Date, then Escrow Agent shall return the Earnest Money to Purchaser; provided, however, that such return shall not limit Purchaser's right to maintain an action for specific performance.

         If any condition precedent to Purchaser's obligation to consummate the purchase and sale contemplated herein has not been waived by Purchaser or satisfied by the Closing Date and if neither Seller nor Purchaser has breached its covenants and agreements hereunder, then Escrow Agent shall return the Earnest Money to Purchaser. Upon payment of the Earnest Money to Purchaser as above provided, no party to this Agreement shall have any liability to any other party in connection with this Agreement except as described in Section 13.3 hereof, and this Agreement, in its entirety, shall be deemed to be null, void and of no further force and effect.

         12.2. Amendment of SSB Lease. The parties acknowledge that they have entered into this Agreement in accordance with the right of first offer provisions of Subsection 24.l(b) of the SSB Lease, and that Seller has acted in reliance thereon, including, without limitation, the termination of discussions with other parties who have expressed an interest in acquiring the Subject Property. Accordingly, in addition to the payment of the Liquidated Damages described in Section 12.1 above, in the event that Purchaser defaults in its obligations hereunder, the parties hereto, as parties to the SSB Lease, hereby agree that (a) Article XXIV of the SSB Lease will be deemed to be automatically amended without the requirement of any additional action by either party hereto, so that, notwithstanding any provisions to the contrary contained in Article XXIV of the SSB Lease (i) Purchaser's rights under said Article XXIV shall be deemed suspended for a period of five (5) years from the date of Purchaser's notice of its exercise of the right of first offer contained in Subsection 24.l(b) of the SSB Lease; and (ii) Seller shall be free to sell the Subject Property to any third party offeror, subject, however, to the conditions of Subsection 24.l(d); and (b) Purchaser shall be deemed, by the execution of this Agreement, to have expressly released Seller and its successors and assigns from any and all obligations of "Landlord" under the terms of the Work Agreement.

                                   ARTICLE 13.
                            MISCELLANEOUS PROVISIONS
                            ------------------------

         13.1. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior understandings or agreements between the parties with respect to the transactions contemplated herein; provided, however, that this Agreement is not intended to modify or amend the SSB Lease except as contemplated by Section 12.2 hereof; provided further, however, that from and after the Closing, Purchaser shall have assumed all of the obligations of the "Landlord" under the SSB Lease and shall have released Seller therefrom, all as contemplated by Article 7 hereof.

429961.8

         13.2. Binding Effect. Subject to the provisions of Section 13.10 hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, devisees, personal representatives, successors and permitted assigns.

         13.3. Survival.

               (a) Notwithstanding anything to the contrary provided herein, each and every representation, warranty or acknowledgment contained in this Agreement and each indemnification, covenant and/or other obligation contained in Subsection 2.l(a) and Section 7.7 hereof shall survive the Closing and shall not merge into the documents delivered at the Closing, but instead shall be independently enforceable except to the extent expressly limited herein; provided, however, that (i) each of the representations and warranties of Seller contained in this Agreement shall terminate nine (9) months after the Closing Date; and (ii) the indemnifications contained in Article 11 (except for the indemnification contained in Subsection 11.2(c)) of this Agreement shall terminate nine (9) months after the Closing Date. No party to this Agreement shall be permitted to make any claim against any other party for breach of representation or warranty unless the amount claimed in good faith by the claiming party exceeds in the aggregate Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00).

               (b) Furthermore, notwithstanding anything to the contrary provided herein, if, for any reason whatsoever, this Agreement is terminated prior to the Closing of the acquisition contemplated herein, the indemnifications, covenants and/or other obligations contained in Subsection 2.1(a), Section 7.7 and Article 12 hereof shall survive any such termination of this Agreement and shall be independently enforceable except to the extent expressly limited hereby.

         13.4. Waiver: Modification. Failure by Purchaser or Seller to insist upon or enforce any of its rights shall not constitute a waiver thereof. Either party hereto may waive the benefit of any provision or condition for its benefit contained in this Agreement. No oral modification hereof shall be binding upon the parties, and any modification shall be in writing and signed by the parties.

         13.5. Time of Essence. TIME IS OF THE ESSENCE OF THIS AGREEMENT AND EVERY PROVISION CONTAINED HEREIN.

         13.6. Construction. Each party hereto hereby acknowledges that all parties hereto participated equally in the drafting of this Agreement and that, accordingly, no court construing this Agreement shall construe it more stringently against one party than the other.

         13.7. Governing Law. This Agreement shall be governed by, and construed under, the laws of the Commonwealth of Massachusetts.

         13.8. Date Hereof. For purposes of this Agreement, the phrase "date hereof" or similar language shall mean the date first above written.

429961.8

         13.9. Assignment.

               (a) Purchaser may not assign its interest in this Agreement, in whole or in part, to any party without the prior written consent of Seller except as contemplated by Section 7.2 hereof. No such assignment, if permitted, shall release Purchaser from its obligations hereunder.

               (b) Seller shall not assign this Agreement, in whole or in part, without the prior written consent of Purchaser except as contemplated by Section
7.2 hereof. Escrow Agent shall not assign its rights, duties or obligations hereunder in whole or in part, without the prior written consent of Seller and Purchaser.

         13.10. No Third Party Beneficiary.

               (a) The parties acknowledge and agree that this Agreement creates a direct contractual relationship only between Seller and Purchaser and no other party shall have any direct or indirect rights, contractual or otherwise, with respect to either Seller or Purchaser in connection with this Agreement or shall be deemed to be a third party beneficiary of this Agreement.

               (b) At Purchaser's request, Seller shall deliver the deed described in Subsection 7.4(a) to State Street South Corp., State Street Credit Corp., or any other affiliate provided that (i) one hundred percent (100%) of the stock of any such transferee is owned by or under common control with Purchaser, and (ii) Seller and/or the common owner of Seller and such transferee, as applicable, intend in good faith to continue to own all of such stock for the reasonably foreseeable future; provided further, however, that the parties acknowledge and agree that in the event that Seller delivers such deed or other items or documentation to any such commonly controlled entity as an accommodation to Purchaser at Purchaser's request, (aa) the grantee of the deed shall execute an acknowledgment in form and substance reasonably satisfactory to Seller, confirming such grantee's acknowledgment and acceptance of the matters and limitations described in Article 2 hereof; and (bb) no such delivery (1) shall create in any manner whatsoever any privity of contract or other contractual or other relationship or rights between Seller and such third party, or (2) shall modify, amend, rescind or nullify in any manner whatsoever the rights and obligations between Seller and Purchaser that are created by this Agreement.

         13.11. Section Headings. The Section headings as herein used are for convenience or reference only and shall not be deemed to vary the content of this Agreement or the covenants, agreements, representations and warranties herein set forth or to limit the provisions or scope of any Section.

         13.12. Counterparts. This Agreement may be executed in any one or more counterparts, each of which, when taken together, shall constitute an original hereof.

429961.8

                                   ARTICLE 14.
                                  NOTICES, ETC.
                                  -------------

         14.1. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be personally delivered, or sent by overnight commercial delivery service (provided a receipt is available with respect to such delivery), or mailed by first-class registered or certified mail, return receipt requested, postage prepaid (and shall be effective when received, if sent by personal delivery or by overnight delivery service, or on the third day after mailing, as evidenced by return receipt, if mailed):

               (a) if to Purchaser:

                   SSB Realty, Inc.
                   P. O. Box 351
                   Boston, Massachusetts 02101
                   Attn: President

                   with a copy to:

                   Peabody & Arnold
                   50 Rowes Wharf
                   Boston, Massachusetts 02110-3342
                   Attn: Michael Glazerman, Esquire

               (b) If to Seller:

                   c/o CGR Advisors
                   950 East Paces Ferry Road
                   Suite 2275
                   Atlanta, Georgia 30326-1119
                   Attention: President

                   with a copy to:

                   Arnall Golden & Gregory, LLP
                   1201 West Peachtree Street
                   Suite 2800
                   Atlanta, Georgia 30309-3450
                   Attention: J. Grant Wilmer, Jr.

429961.8

               (c) If to Escrow Agent:

                   Old Republic National Title Insurance Company
                   Three Center Plaza
                   Suite 440
                   Boston, Massachusetts 02108
                   Attention: Jay Mahaney, Esquire

Rejection or other refusal by the addressee to accept or the inability of the United States Postal Service to deliver because of a changed address of which no notice was given shall be deemed to be receipt of the notice sent. Upon ten (10) days' prior written notice given pursuant to this Section 14.1, any party may change its address for notices hereunder from time to time.

                  [Remainder of Page Left Blank Intentionally]

 429961.8

                                  ARTICLE 15.
                                   EXECUTION
                                   ---------

         IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above written.

                                      PURCHASER:
                                      ----------

                                      SSB REALTY, INC.

                                      By: /s/ Theodore F. Cataldo
                                          -------------------------------------
                                      Its: President
                                          -------------------------------------

                                                  [CORPORATE SEAL]

                                      DATE OF EXECUTION: May 22, 1997
                                                         ------------

                             [Signatures Continued]

429961.8

                                      SELLER:
                                      -------

                                      HEXALON REAL ESTATE, INC.

                                      By: /s/ J.W. Smith, III
                                          -------------------------------------
                                      Its: Vice President
                                          -------------------------------------

                                             [CORPORATE SEAL]

                                      DATE OF EXECUTION: 5/22/97

                             [Signatures Continued]

429961.8

                                      ESCROW AGENT:
                                      -------------

                                      OLD REPUBLIC NATIONAL TITLE
                                      INSURANCE COMPANY

                                      By: /s/ John A. Mahaney
                                          -------------------------------------
                                      Its: Counsel
                                          -------------------------------------

                                             [CORPORATE SEAL]

                                      DATE OF EXECUTION: May 22, 1997

429961.8